CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to Registration Statement on Form 10 filed with the SEC on May 26, 2010 (the "Registration Statement") of our report dated March 31, 2010, relating to the consolidated balance sheets of Trunkbow International Holdings Limited and Subsidiaries ("the Company") as of December 31, 2009 and December 31, 2008, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended,  which is a part of such Registration Statement.

/s/ Bernstein &Pinchuk LLP

New York, NY
May 26, 2010